EXHIBIT 10.53

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

NTC/MICRON CONFIDENTIAL

SUPPLY AGREEMENT

This SUPPLY AGREEMENT, is made and entered into as of this 6th day of June, 2008 (the “Closing Date”), by and among Micron Technology, Inc., a Delaware corporation (“Micron”), Nanya Technology Corporation (Nanya Technology Corporation [Translation from Chinese]) (“NTC” and, together with Micron, the “Purchasers”), a company incorporated under the laws of the Republic of China (“ROC” or “Taiwan”) and MeiYa Technology Corporation (MeiYa Technology Corporation [Translation from Chinese]), a company incorporated under the laws of the ROC (the “Joint Venture Company”).

RECITALS

A.           The Joint Venture Company is engaged in the manufacturing of Stack DRAM Products (as defined hereinafter).

B.            Micron, NTC and the Joint Venture Company (each, a “Party” and collectively, the “Parties”) desire the Joint Venture Company to supply Conforming Wafers (as defined hereinafter) and Secondary Silicon (as defined hereinafter) to Micron and NTC in accordance with the Output Percentages (as defined hereinafter) of MNL (as defined hereinafter) and NTC, respectively, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

ARTICLE 1
DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, or is controlled by, or is under common control with such specified Person; and the term “affiliated” has a meaning correlative to the foregoing.

“Agreement” means this Supply Agreement.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

“Applicable Law” means any applicable laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Audited Purchaser” shall have the meaning set forth in Section 5.3(c).

“Boundary Conditions” means, with respect to any fab, a requirement that, at any point in time:

(a)           there shall be [***] qualified Process Nodes in use for the manufacture of Stack DRAM Products; provided that at such fab there also may be [***] unqualified Process Node in use for setup, engineering and testing purposes so long as such unqualified Process Node is not in use for the manufacture of Stack DRAM Products for eventual resale to end customers of either Purchaser;

(b)           such fab shall manufacture Stack DRAM Products with [***] Design IDs for Micron; and

(c)           such fab shall manufacture Stack DRAM Products with [***] Design IDs for NTC.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in either the ROC or the State of New York are authorized or required by Applicable Law to be closed.

“Closing Date” shall have the meaning set forth in the preamble to this Agreement.

“Conforming Ratio” means for any given period of time, the quotient, expressed as a percentage, of (a) the number of Conforming Wafers produced during such period of time, divided by (b) the number of Conforming Wafers and Secondary Silicon produced during such period of time.

“Conforming Wafer” means a wafer containing Stack DRAM Products that has a minimum Die Yield of [***]% and meets the applicable Specifications.

“Control” (whether or not capitalized) means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of [***] of the votes entitled to be cast at a meeting of the members, shareholders or other equity holders of such Person or power to control the composition of a majority of the board of directors or like governing body of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Cycle-Time” means the time required to process a wafer through a portion of the manufacturing process or through the manufacturing process as a whole.

“Demand Forecast” shall have the meaning set forth in Section 3.1(a).

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

“Delivery Month” shall have the meaning set forth in Schedule 4.8.

“Design ID” means a part number that is assigned to a unique Stack DRAM Design of a particular Stack DRAM Product, which may include a number or letter designating a specific device revision.

“Design SOW” means [***].

“Die Yield” means the quotient, expressed as a percentage, of (a) the number of Stack DRAM Products in die form that are manufactured on a wafer and that meet the applicable Specifications at the time of Probe Testing, divided by (b) the maximum number of  such die that could be manufactured on such wafer to meet the applicable Specifications using the applicable Process Node.

“Environmental Laws” means any and all laws, statutes, rules, regulations, ordinances, orders, codes or binding determinations of any Governmental Entity pertaining to the environment in any and all jurisdictions in which the Joint Venture Company’s fabs are located, including laws pertaining to the handling of wastes or the use, maintenance and closure of pits and impoundments, and other environmental conservation or protection laws.

“Excursion” means a performance deviation during the production process that is outside normal behavior, as defined by historical performance or as established by a Purchaser and the Joint Venture Company in writing in the applicable Specifications, which may impact performance, Quality and Reliability or such Purchaser’s customer delivery commitments for Stack DRAM Product from Conforming Wafers.

“Fab Yield” means, for any given period of time, the quotient, expressed as a percentage, of (a) the number of Conforming Wafers produced during such period of time, divided by (b) the number of all wafers produced during such period of time.

“Final Price Adjustment Memo” shall have the meaning set forth in Section 4.8(b).

“Fiscal Month” means any of the twelve financial accounting months within the Fiscal Year.

“Fiscal Quarter” means any of the four financial accounting quarters within the Fiscal Year.

“Fiscal Year” means the fiscal year of the Joint Venture Company for financial accounting purposes.

“Force Majeure Event” means the occurrence of an event or circumstance beyond the reasonable control of the Party and includes:  (a) explosions, fires, flood, earthquakes, catastrophic weather conditions, or other elements of nature or acts of God; (b) acts of war (declared or undeclared), acts of terrorism, insurrection, riots, civil disorders, rebellion or sabotage; (c) acts of Governmental Entities; (d) labor disputes, lockouts, strikes or other industrial action, whether direct or indirect and whether lawful or unlawful; (e) failures or fluctuations in electrical power or telecommunications service or equipment; and (f) delays

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

caused by another Party’s or Third-Party nonperformance (except for delays caused by a Party’s subcontractors or agents).

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, municipality, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“Hazardous Substances” means any asbestos, any flammable, explosive, radioactive, hazardous, toxic, contaminating, polluting matter, waste or substance, including any material defined or designated as a hazardous or toxic waste, material or substance, or other similar term, under any Environmental Laws in effect or that may be promulgated in the future.

“Indemnified Losses” mean all direct, out-of-pocket liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

“Indemnified Party” means Micron, NTC or any of their respective Subsidiaries.

“JDP Agreement” means that certain JDP Agreement between NTC and Micron referred to on Schedule 2.1 of the Master Agreement Disclosure Letter.

“JDP Committee” means the committee formed and operated by Micron and NTC to govern the performance of Micron and NTC under the JDP Agreement in accordance with the JDP Committee Charter.

“JDP Committee Charter” means the charter attached as Schedule 2 of the JDP Agreement.

“Joint Venture Agreement” means that certain Joint Venture Agreement between NTC and MNL referred to on Schedule 2.1 of the Master Agreement Disclosure Letter.

“Joint Venture Company” shall have the meaning set forth in the preamble to this Agreement.

“[***] Report” shall have the meaning set forth in Section 3.2(a).

“Joint Venture Documents” means the Master Agreement and each of the agreements listed on Schedules 2.1 through 2.5 of the Master Agreement Disclosure Letter.

“JVC” shall have the meaning set forth in Schedule 4.8.

“Manufacturing Capacity” means, with respect to each of the Joint Venture Company’s fabs, the total work minutes available for each Process Node being manufactured at such fab.

“Manufacturing Committee” means the manufacturing committee established by NTC and MNL pursuant to Section 7.2(b)(i) of the Joint Venture Agreement.

“Manufacturing Plan” shall have the meaning set forth in the Joint Venture Agreement.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

“Master Agreement” means that certain Master Agreement between NTC and Micron, dated as of April __, 2008.

“Master Agreement Disclosure Letter” means that certain Master Agreement Disclosure Letter between NTC and Micron, dated as of April ___, 2008, containing the schedules required by the provisions of the Master Agreement.

“Micron” shall have the meaning set forth in the preamble to this Agreement.

“Micron Term” shall have the meaning set forth in Section 10.1(a).

“MNL” means Micron Semiconductor B.V., a private limited liability company organized under the laws of the Netherlands.

“Mutual Confidentiality Agreement” means that certain Mutual Confidentiality Agreement among Micron, MNL and NTC referred to on Schedule 2.1 of the Master Agreement Disclosure Letter, as joined by the Joint Venture Company as of the Closing Date.

“NTC” shall have the meaning set forth in the preamble to this Agreement.

“NTC Term” shall have the meaning set forth in Section 10.1(b).

“[***]Report” shall have the meaning set forth in Section 3.2(b).

“Output Percentage” shall have the meaning set forth in the Joint Venture Agreement.

“Party” and “Parties” shall have the meanings set forth in Recital B to this Agreement.

“Performance Criteria” means the factors of [***] as set forth in the Manufacturing Plan in effect from time to time.

“Permitted Disclosures” shall have the meaning set forth in Section 3.4(a).

“Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organization, business, trust, estate or any other entity or organization of any kind or character.

“Planning Forecast” shall have the meaning set forth in Section 3.1(b).

“[***] Price” means[***].

“Price” or “Pricing” means the calculation set forth on Schedule 4.8.

“[***]Report” shall have the meaning set forth in Section 3.2(c).

“Probe Testing” means testing, using a wafer test program as set forth in the applicable specifications, of a wafer that has completed all processing steps deemed necessary to complete the creation of the desired Stack DRAM integrated circuits in the die on such wafer, the purpose

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

of which test is to determine how many and which of the die meet the applicable criteria for such die set forth in the Specifications.

“Probe Yield” means, with respect to any period of time, the quotient, expressed as a percentage, of (a) the number of Stack DRAM Products in die form meeting the applicable Specifications during such period of time, divided by (b) the number of die probed (excluding the number of die contained on scrapped wafers) during such period of time.

“Proforma Invoice” shall have the meaning set forth in Section 4.8(a).

“Process Node” means [***].

“Proposed Loading Plan” shall have the meaning set forth in Section 3.1(c).

“Purchase Order” shall have the meaning set forth in Section 4.3.

“Purchasers” shall have the meaning set forth in the preamble to this Agreement.

“Quality and Reliability” means the quality and reliability standards for Conforming Wafers as set forth in the Specification or the Manufacturing Plan.

“Recoverable Taxes” shall have the meaning set forth in Section 4.7(a).

“Restriction Period” means, with respect to any Segregated Employee, the period of time beginning on the date such Person becomes a Segregated Employee and ends on the date that is [***] months after the date such Person is no longer a Segregated Employee.

“ROC” shall have the meaning set forth in the preamble to this Agreement.

“Secondary Silicon” means a wafer that fails to meet the applicable Specifications or a minimum Die Yield of [***]%, provided that such wafer otherwise conforms to the applicable Secondary Silicon Specifications and has a minimum Die Yield of [***]% or such other minimum Die Yield as the Parties may mutually agree.

“Secondary Silicon Specifications” means those specifications used to describe, characterize, and define the quality and performance of Secondary Silicon, as such specifications may be determined from time to time by the Parties.

“Segregated Employees” means [***].

“Shared Design ID Wafers” means all wafers with the same Design ID that are intended to be sold to both Micron and NTC in a particular Fiscal Month.

“Ship Lot Line Yield” means, [***].

“SOW” means a statement of the work that describes research and development work to be performed under the JDP Agreement and that has been adopted by the JDP Committee pursuant to Section 3.2 of the JDP Agreement.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

“Specifications” means those specifications used to describe, characterize, and define the quality and performance of the applicable Conforming Wafer (or of the die thereon, as applicable), as such specifications may be determined from time to time by the Parties.

“Stack DRAM” means dynamic random access memory cell that functions by using a  capacitor arrayed predominantly above the semiconductor substrate.

“Stack DRAM Design” means, with respect to a Stack DRAM Product, the corresponding design components, materials and information listed on Schedule 3 of the JDP Agreement or as otherwise determined by the JDP Committee in a SOW.

“Stack DRAM Module” means one or more Stack DRAM Products in a JEDEC-compliant package or module (whether as part of a SIMM, DIMM, multi-chip package, memory card or other memory module or package).

“Stack DRAM Product” means any memory comprising Stack DRAM, whether in die or wafer form.

“Subsidiary” means, with respect to any specified Person, any other Person that directly or indirectly, including through one or more intermediaries, is controlled by such specified Person.

“Taiwan” shall have the meaning set forth in the preamble to this Agreement.

“Taiwan GAAP” means GAAP used in the ROC, as in effect from time to time, consistently applied for all periods at issue.

“Technology Transfer Agreement” means that certain Technology Transfer Agreement between NTC, Micron and the Joint Venture Company referred to on Schedule 2.5 of the Master Agreement Disclosure Letter.

“Third Party” means any Person, other than NTC, Micron, the Joint Venture Company or any of their respective Subsidiaries.

“Third Party Claim” means any claim, demand, lawsuit, complaint, cross-complaint or counter-complaint, arbitration, opposition, cancellation proceeding or other legal or arbitral proceeding of any nature brought in any court, tribunal or judicial forum anywhere in the world, regardless of the manner in which such proceeding is captioned or styled brought by any Third Party.

“TTA 68-50” means that certain Technology Transfer Agreement for 68-50 nm Process Nodes between Micron and the Joint Venture Company referred to on Schedule 2.4 of the Master Agreement Disclosure Letter.

“US GAAP” means GAAP used in the United States, as in effect from time to time, consistently applied for all periods at issue.

“Wafer Start” means the initiation of manufacturing services with respect to a wafer.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

“Warranty Claim Period” shall have the meaning set forth in Section 6.2.

“WIP” means work in process at any of the Joint Venture Company’s fabs, including all wafers in wafer fabrication and sort and all completed Conforming Wafers and Secondary Silicon not yet delivered to a Purchaser.

“WIP Data” means in line inventory data, including wafer numbers, lot numbers, unit volumes, wafer volumes, Cycle-Times, Die Yield, Fab Yield, Probe Yield and Ship Lot Line Yield.

“WSTS Forecast” means the forecast of semiconductor prices prepared by WSTS, Inc.

1.2           Certain Interpretive Matters.

(a)           Unless the context requires otherwise, (i) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement (A) with respect to Micron, has the meaning commonly applied to it in accordance with US GAAP, and (B) with respect to NTC and the Joint Venture Company, has the meaning commonly applied to it in accordance with Taiwan GAAP, (iii) words in the singular include the plural and vice versa, (iv) the term “including” means “including without limitation,” and (v) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof.  All references to “$” or dollar amounts will be to lawful currency of the United States of America.  All references to “day” or “days” mean calendar days, and all references to “quarter(ly),” “month(ly)” or “year(ly)” mean Fiscal Quarter, Fiscal Month or Fiscal Year, respectively, unless the context requires otherwise.

(b)           No provision of this Agreement will be interpreted in favor of, or against, any Party by reason of the extent to which (i) such Party or its counsel participated in the drafting thereof, or (ii) such provision is inconsistent with any prior draft of this Agreement or such provision.

ARTICLE 2
OBLIGATIONS OF THE JOINT VENTURE COMPANY;
PROCESSES AND CONTROLS

2.1           General Obligations.  The Joint Venture Company shall:

(a)           manufacture Conforming Wafers for each Purchaser in accordance with (i) the Boundary Conditions and (ii) the Manufacturing Plan and applicable Specifications developed in response to the Demand Forecasts provided by such Purchaser to the Joint Venture Company in accordance with Article 3;

(b)           supply Conforming Wafers and Secondary Silicon to each Purchaser in accordance with the purchasing process set forth in Article 4;

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

(c)           provide and develop fabs and operations to meet Manufacturing Capacity according to the Manufacturing Plan in effect from time to time and the obligations set forth herein; and

(d)           operate its fabs so that Stack DRAM Product output from any one fab does not differ materially from that of any other fab as to the Specifications and Performance Criteria.

2.2           Process; Design Information.

(a)           Micron agrees to provide to the Joint Venture Company:  (i) such process technology or information as is required to be disclosed under the TTA 68-50 and the Technology Transfer Agreement; and (ii) design information reasonably required to manufacture the Conforming Wafers for each Stack DRAM Product to be purchased by Micron pursuant to this Agreement.

(b)           NTC agrees to provide to the Joint Venture Company:  (i) such process technology or information as is required to be disclosed under the Technology Transfer Agreement; and (ii) design information reasonably required to manufacture the Conforming Wafers for each Stack DRAM Product to be purchased by NTC pursuant to this Agreement.

(c)           Unless the Purchasers mutually agree otherwise, [***].

2.3           Control; Processes.  The Parties shall review the Joint Venture Company’s control and process mechanisms, including such mechanisms that are utilized to ensure that all parameters of the Specifications and Performance Criteria are met or exceeded in the Joint Venture Company’s manufacture of Conforming Wafers.  The Parties agree to work together in good faith to define mutually agreeable control and process mechanisms, including the following:  [***].

2.4           Production Masks.  Until a second source for masks is qualified by the JDP Committee for the 68 nm Process Node or 50 nm Process Node or a particular Stack DRAM Product pursuant to Section 3.7 of the JDP Agreement, and then except to the extent of such qualification, the Joint Venture Company shall order all masks required under this Agreement from [***].  Upon the qualification of a second source for masks for a particular Process Node or Stack DRAM Product by the JDP Committee in accordance with Section 3.7 of the JDP Agreement, the Joint Venture Company shall comply with the instructions from time to time of the Manufacturing Committee with regards to whether such qualified second source or [***] will be used to create, maintain, repair and replace the masks required for such Process Nodes or Stack DRAM Products under this Agreement.  The Joint Venture Company shall have possession, but not ownership of any underlying copyrights, mask works or other intellectual property, of any physical production masks which the Joint Venture Company obtains in accordance with this Section 2.4.

2.5           Designation of WIP.

(a)           WIP Associated With Shared Design ID Wafers.  The Joint Venture Company shall ensure that WIP at its fabs associated with Shared Design ID Wafers to be

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

purchased by both Purchasers is designated for both Purchasers from Wafer Start, and the Conforming Wafers and Secondary Silicon resulting therefrom shall be allocated to the Purchasers in proportion to, in the case of Micron, MNL’s Output Percentage and, in the case of NTC, its Output Percentage.

(b)           Other WIP.  The Joint Venture Company shall ensure that WIP at its fabs associated with Conforming Wafers other than Shared Design ID Wafers to be purchased by a Purchaser is designated for such Purchaser from Wafer Start.

2.6           Subcontractors.  The Joint Venture Company may utilize subcontractors, subject to all subcontractors being approved by the Purchasers, which approval shall not be unreasonably withheld or delayed.  The Joint Venture Company shall ensure that all contracts with subcontractors (a) shall provide the Joint Venture Company with the same level of access and controls as the Joint Venture Company provides to the Purchasers in this Agreement and (b) contain customary nondisclosure obligations in a form reasonably acceptable to the Purchasers.

2.7           [***].  In addition to the [***] Report and the monthly review requirements set forth in Section 3.3, the Joint Venture Company shall promptly notify each Purchaser of [***].

2.8           Traceability; Data Retention.  The Parties shall review the Joint Venture Company’s (i) [***]process and producing the WIP Data and (ii) data retention policy in regards to the WIP Data.  The Joint Venture Company agrees to maintain the WIP Data for a minimum of [***].

2.9           Access to WIP Data.  The Joint Venture Company shall provide each Purchaser with full access to its respective WIP Data (including with respect to Shared Design ID Wafers) [***].

2.10           Additional Customer Requirements.

(a)           Micron shall inform the Joint Venture Company in writing of any supplier requirements of any Micron customer relating to any of the Joint Venture Company’s fabs at which Stack DRAM Product is manufactured for Micron.  Micron and the Joint Venture Company shall work together in good faith to satisfy such requirements.

(b)           NTC shall inform the Joint Venture Company in writing of any supplier requirements of any NTC customer relating to any of the Joint Venture Company’s fabs at which Stack DRAM Product is manufactured for NTC.  NTC and the Joint Venture Company shall work together in good faith to satisfy such requirements.

2.11           Statement Regarding Anticipated Share of Manufacturing Capacity.  No later than [***] days prior to the beginning of each Fiscal Quarter, the Joint Venture Company shall deliver to each Purchaser a statement setting forth such Purchaser's anticipated share of the Manufacturing Capacity of the Joint Venture Company at each of the Joint Venture Company’s fabs for each of the upcoming [***] Fiscal Quarter, based on, in the case of Micron, MNL’s Output Percentage (subject to change from time to time in accordance with the Joint Venture Agreement) and, in the case of NTC, its Output Percentage (subject to change from time to time in accordance with the Joint Venture Agreement), on [***].  Such statement shall include [***].

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

ARTICLE 3
PLANNING MEETINGS AND FORECASTS;
PERFORMANCE REVIEWS AND REPORTS

3.1           Planning and Forecasting.

(a)           At a point in each Fiscal Quarter as agreed by the Parties, each Purchaser shall provide the Joint Venture Company with a written non-binding forecast of such Purchaser’s demand (a “Demand Forecast”) for the next [***] Fiscal Quarters or as may be otherwise agreed by the Parties.  All Demand Forecasts (i) shall include [***] and (ii) shall be [***].

(b)           The Joint Venture Company shall furnish each Purchaser with a written response within [***] Business Days of receiving such Purchaser’s Demand Forecast, indicating its Manufacturing Capacity during the period covered by such Demand Forecast and [***] outlined in such Demand Forecast that the Joint Venture Company can commit to deliver.  This written response (the “Planning Forecast”) shall include:

(i)            [***]; and

(ii)           forecasted [***].

(c)           Based on the Planning Forecasts, the Joint Venture Company shall develop a [***] Fiscal Quarter proposed loading plan [***] for such period (“Proposed Loading Plan”). The Joint Venture Company shall provide each Purchaser with the Proposed Loading Plan at least [***] Business Days prior to its review by the Manufacturing Committee.

(d)           The Joint Venture Company shall submit the Proposed Loading Plan, Planning Forecasts and other requested information to the Manufacturing Committee for endorsement.  Once endorsed by the Manufacturing Committee, the Proposed Loading Plan shall become part of the Manufacturing Plan.

3.2           Monthly Reports.

(a)           [***] Reports.  [***], the Joint Venture Company shall deliver to each Purchaser a report (each, a “[***] Report”) which shall include:

(i)            [***];

(ii)           [***]; and

(iii)          [***].

Neither Purchaser will use or disclose the [***] Reports, or the contents thereof, received by such Purchaser in contravention of any Applicable Law.

(b)           [***] Report.  Within [***] days after the end of each Fiscal Month, the Joint Venture Company shall deliver to each Purchaser a report (the “[***] Report”), which shall include:

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

(i)            a comparison [***];

(ii)           a comparison of [***];

(iii)          a description of [***]; and

(iv)          a description of [***];

(c)           [***] Reports.  Within [***] days after the end of each Fiscal Month, each Purchaser shall deliver to the Joint Venture Company a report (each, a “[***] Report”), [***] delivered to such Purchaser during the Delivery Month just ended.  The Joint Venture Company will not use or disclose the [***] Reports, or the contents thereof, received by the Joint Venture Company in contravention of any Applicable Law.

3.3           Performance Reviews.

(a)           The Parties shall hold a monthly meeting, the primary purposes of which shall be to review and discuss the most recent [***] Report and the Performance Criteria and to mutually agree on operational adjustments if necessary.

(b)           Each Purchaser (separately) and the Joint Venture Company shall hold a monthly meeting to review and discuss (i) at the election of such Purchaser, the most recent [***] Report received by such Purchaser, and (ii) at the election of the Joint Venture Company, the most recent [***] Report delivered by such Purchaser.

(c)           The monthly meetings required by this Section 3.3 shall be held on dates to be agreed to by the Parties intended to attend such meetings; provided that (i) the meeting required by Section 3.3(a) shall not be held prior to the delivery of the [***] Report by the Joint Venture Company, and (ii) the meetings required by Section 3.3(b) shall not be held prior to the delivery of the [***] Report and the applicable [***] Report by the Joint Venture Company and the delivery of the [***] Report by the applicable Purchaser.

3.4           Restrictions on Access to Pricing Information; Nonsolicitation of Segregated Employees.

(a)           Joint Venture Company Restrictions on Access to Information Related to Pricing.  The Joint Venture Company shall prevent any Person that is not a Segregated Employee from obtaining access to the Pricing information (including the [***] Reports), or the data from which Pricing information is derived, delivered to, or created by, the Joint Venture Company under this Agreement, except that the Joint Venture Company may provide (i) a Purchaser with its [***] Reports and the Proforma Invoices and Final Price Adjustment Memos delivered to such Purchaser under Section 4.8, and the data from which such [***] Reports, Proforma Invoices or Final Price Adjustment Memos are derived, and (ii) any independent Third Party auditor acting as contemplated by Section 5.3 with such information as such auditor may request that is reasonably relevant to the applicable inspection and audit (the items in clauses (i) and (ii) being referred to as the "Permitted Disclosures").  Without limiting the generality of the foregoing, the Joint Venture Company shall (x) develop, maintain, implement and enforce policies that (A) prohibit all Segregated Employees from disclosing, or allowing disclosure of,

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

Pricing information (including the [***] Reports) to Persons that are not Segregated Employees, other than the Permitted Disclosures and (B) require all Segregated Employees to store all physical files related to Pricing (including the [***] Reports) in secure locations that are not accessible by non-Segregated Employees, (y) segregate the office space of the Segregated Employees from other employees of the Joint Venture Company, and (z) maintain all electronic files containing Pricing information (including the [***] Reports) in confidential password protected files.  Neither Purchaser shall take any action that reasonably should be expected to cause the Joint Venture Company to violate this Section 3.4.

(b)           Even if permitted under Section 4.19 of the Master Agreement, the Purchasers shall not, and shall cause their respective Affiliates not to, directly or indirectly recruit, solicit or hire, or make arrangements to recruit, solicit or hire, any current or former Segregated Employee during the Restriction Period.

ARTICLE 4
PURCHASE AND SALE OF PRODUCTS

4.1           Product Quantity.

(a)           Micron shall purchase from the Joint Venture Company all of the Conforming Wafers manufactured using MNL’s Output Percentage (as the same may change from time to time) of the aggregate Manufacturing Capacity of the Joint Venture Company.

(b)           NTC shall purchase from the Joint Venture Company all of the Conforming Wafers manufactured using NTC’s Output Percentage (as the same may change from time to time) of the aggregate Manufacturing Capacity of the Joint Venture Company.

(c)           Notwithstanding anything in Sections 4.1(a) and 4.1(b) to the contrary, the Joint Venture Company shall manufacture and deliver Conforming Wafers in quantities other than as contemplated by Sections 4.1(a) and 4.1(b) upon receiving, and in accordance with, joint written instructions from the Purchasers setting forth a new allocation of Conforming Wafers between the Purchasers.  If the Purchasers deliver to the Joint Venture Company joint written instructions setting forth a maximum number of wafers that the Joint Venture Company may start or produce in specified time periods, the Joint Venture Company shall not exceed such starts or production during such time periods.

4.2           Secondary Silicon and Scrapped Wafers.

(a)           At the direction and option of Micron, the Joint Venture Company shall deliver to Micron all Secondary Silicon produced by the Joint Venture Company (i) from wafers designated from Wafer Start for Micron in accordance with Section 2.5 and (ii) in the case of Shared Design ID Wafers, the portion thereof allocated to Micron in accordance with Section 2.5.  At the direction and option of Micron, the Joint Venture Company shall deliver to Micron all scrapped wafers produced by the Joint Venture Company (x) from wafers designated from Wafer Start for Micron in accordance with Section 2.5 and (y) in the case of Shared Design ID Wafers, the portion thereof allocated to Micron in accordance with Section 2.5.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

(b)           At the direction and option of NTC, the Joint Venture Company shall deliver to NTC all Secondary Silicon produced by the Joint Venture Company (a) from wafers designated from Wafer Start for NTC in accordance with Section 2.5 and (b) in the case of Shared Design ID Wafers, the portion thereof allocated to NTC in accordance with Section 2.5.  At the direction and option of NTC, the Joint Venture Company shall deliver to NTC all scrapped wafers produced by the Joint Venture Company (x) from wafers designated from Wafer Start for NTC in accordance with Section 2.5 and (y) in the case of Shared Design ID Wafers, the portion thereof allocated to NTC in accordance with Section 2.5.

4.3           Placement of Purchase Orders.  Prior to the commencement of every Fiscal Quarter or another time period agreed by the Parties in conjunction with the planning cycle specified in Article 3, each Purchaser shall place a non-cancelable blanket purchase order in writing (via e-mail or facsimile transmission) for the quantity, by Design ID, of Conforming Wafers to be supplied to it by the Joint Venture Company in the upcoming Fiscal Quarter as indicated in the Manufacturing Plan (each such order, a “Purchase Order”).  [***]  The terms and conditions of this Agreement supersede the terms and conditions contained in any Party’s sales or purchase documentation provided in connection herewith unless expressly agreed otherwise in a writing signed by each Party.

4.4           Shortfall; Excess Output.

(a)           The Joint Venture Company shall immediately notify the applicable Purchaser in writing of any inability to meet a Purchase Order commitment to such Purchaser.  In such an event, such Purchaser shall accept delivery of such lesser quantities the Joint Venture Company is able to ship and issue to the Joint Venture Company a revised Purchase Order to account for such shortfall.

(b)           The Joint Venture Company shall immediately notify the applicable Purchaser in writing if the output to be purchased by such Purchaser under this Agreement will exceed, for any Design ID, the quantity of Conforming Wafers contained in such Purchaser’s Purchase Order.  In such an event, such Purchaser shall accept delivery of the additional quantities and issue to the Joint Venture Company a supplementary Purchase Order to cover such excess.

4.5           Acceptance of Purchase Order.  Each Purchase Order that (a) is consistent with the Boundary Conditions, (b) corresponds to the Manufacturing Plan in the manner contemplated by Section 4.3, and (c) is otherwise free of errors, shall be deemed accepted by the Joint Venture Company upon receipt and shall be binding on the Joint Venture Company and the applicable Purchaser to the extent not inconsistent with the Boundary Conditions and the Manufacturing Plan.

4.6           Content of Purchase Orders.  Each Purchase Order shall specify the following items:

(a)           the Purchase Order number;

(b)           the Design ID of each Conforming Wafer;

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

(c)           by Design ID, [***];

(d)           by Design ID, [***];

(e)           by Design ID, [***];

(f)            by Design ID, the requested delivery date;

(g)           by Design ID, the place of delivery; and

(h)           other terms (if any).

The Joint Venture Company will not use or disclose the Purchaser Orders, or the contents thereof, received by the Joint Venture Company in contravention of any Applicable Law.

4.7           Taxes.

(a)           General.  All sales, use and other transfer taxes imposed directly on or solely as a result of the supplying of Conforming Wafers and Secondary Silicon to a Purchaser and the payments therefore provided herein shall be stated separately on the Joint Venture Company’s Proforma Invoices and Final Price Adjustment Memos, collected from such Purchaser and shall be remitted by the Joint Venture Company to the appropriate tax authority (“Recoverable Taxes”), unless such Purchaser provides valid proof of tax exemption prior to the effective date of the transfer of the Conforming Wafers and Secondary Silicon or otherwise as permitted by Applicable Law prior to the time the Joint Venture Company is required to pay such taxes to the appropriate tax authority.  When property is delivered and/or services are provided, or the benefit of services occurs, within jurisdictions in which collection of taxes from a Purchaser and remittance of taxes by the Joint Venture Company is required by Applicable Law, the Joint Venture Company shall have sole responsibility for payment of said taxes to the appropriate tax authorities.  In the event such taxes are Recoverable Taxes and the Joint Venture Company does not collect tax from such Purchaser, or pay such taxes to the appropriate governmental entity on a timely basis, and is subsequently audited by any tax authority, liability of such Purchaser shall be limited to the tax assessment for such Recoverable Taxes with no reimbursement for penalty or interest charges or other amounts incurred in connection therewith.  Notwithstanding anything herein to the contrary, taxes other than Recoverable Taxes shall not be reimbursed by either Purchaser, and each Party is responsible for its own respective income taxes (including franchise and other taxes based on net income or a variation thereof), taxes based upon gross revenues or receipts and taxes with respect to general overhead, including business and occupation taxes, and such taxes shall not be Recoverable Taxes.

(b)           Withholding Taxes.  In the event that a Purchaser is prohibited by Applicable Law from making payments to the Joint Venture Company unless such Purchaser deducts or withholds taxes therefrom and remits such taxes to the local taxing jurisdiction, then such Purchaser shall duly withhold and remit such taxes and shall pay to the Joint Venture Company the remaining net amount after the taxes have been withheld.  Such taxes shall not be Recoverable Taxes and such Purchaser shall not reimburse the Joint Venture Company for the amount of such taxes withheld.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

4.8           Invoicing; Payment.

(a)           Along with each delivery of Conforming Wafers to a Purchaser, the Joint Venture Company shall invoice such Purchaser for the Preliminary Price of the Conforming Wafers contained in such delivery (a “Proforma Invoice”).

(b)           According to schedules agreed upon by the Joint Venture Company and each respective Purchaser, but in no case more than [***] days after the end of each Delivery Month, the Joint Venture Company shall issue a credit or debit memo (the "Final Price Adjustment Memo") as appropriate to such Purchaser in an amount equal to the difference between (i) [***].  Any Secondary Silicon delivered to a Purchaser during such Delivery Month shall be [***] to such Purchaser.  Any scrapped wafers delivered to a Purchaser during such Delivery Month shall be [***] to such Purchaser.

(c)           Except as otherwise specified in this Agreement, each Purchaser shall pay the Joint Venture Company for the amounts due and owing by, and duly invoiced in a Proforma Invoice or a Final Price Adjustment Memo to, such Purchaser within [***] days following delivery to such Purchaser of both the Proforma Invoice and Final Price Adjustment Memo therefor.  All amounts owed under this Agreement are stated, calculated and shall be paid in United States Dollars.

4.9           Payment to Subcontractors.  The Joint Venture Company shall be responsible for, and shall hold the Purchasers harmless from and against, any and all payments to the vendors or subcontractors the Joint Venture Company utilizes in the performance of this Agreement.

4.10          Delivery; Title; Risk of Loss.  In order to ensure timely and complete shipment of Conforming Wafers and Secondary Silicon to the Purchasers, the Joint Venture Company shall pay all shipping charges, insurance, taxes, customs charges and any fees and duties in connection with such shipment.  The Joint Venture Company shall hold title to, and risk of loss of, Conforming Wafers and Secondary Silicon under this Agreement until tender to the carrier in Taiwan, when title and risk of loss and damage to Conforming Wafers and Secondary Silicon shall transfer to the applicable Purchaser.

4.11          Packaging.  All shipment packaging of the Conforming Wafers and Secondary Silicon shall be in conformance with the Specifications, the applicable Purchaser’s reasonable instructions and general industry standards, and shall be resistant to damage that may occur during transportation.  Marking on the packages shall be made by the Joint Venture Company in accordance with the applicable Purchaser’s reasonable instructions.

4.12          Shipment.  All Conforming Wafers and Secondary Silicon shall be prepared for shipment in a manner that:  (a) follows good commercial practice; (b) is acceptable to common carriers for shipment at the lowest rate; and (c) is adequate to ensure safe arrival.  The Joint Venture Company shall mark all containers with (w) necessary lifting, handling and shipping information; (x) Purchase Order number; (y) date of shipment; and (z) the name of the applicable Purchaser.  If no instructions are given, the Joint Venture Company shall select the most price effective carrier, given the time constraints known to the Joint Venture Company.  At a Purchaser’s request, the Joint Venture Company shall provide drop-shipment of Conforming

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

Wafers and Secondary Silicon to such Purchaser’s customers, contractors or vendors.  Such shipment service may be provided by a subcontractor to the Joint Venture Company provided that title remains with the Joint Venture Company and then passes to such Purchaser upon tender to the carrier.

4.13          Customs Clearance.  Upon a Purchaser’s request, the Joint Venture Company shall promptly provide such Purchaser with a statement of origin, and applicable customs documentation, for Conforming Wafers and Secondary Silicon wholly or partially manufactured outside of the country of import.

ARTICLE 5
VISITATIONS; AUDITS

5.1           Visits.  The Joint Venture Company shall accommodate each Purchaser’s reasonable requests for visits to the Joint Venture Company’s fabs and for meetings for the purpose of reviewing performance of production of Conforming Wafers, including requests for further information and assistance in troubleshooting performance issues.

5.2           Audit.  A Purchaser’s representatives and key customer representatives, upon such Purchaser’s request, shall be allowed to visit the Joint Venture Company’s fabs during normal working hours upon reasonable advanced written notice to the Joint Venture Company for the purposes of monitoring production processes and compliance with any requirements set forth in this Agreement applicable to the supply to such Purchaser and the Specifications.  Upon completion of the audit, the Joint Venture Company and such Purchaser shall agree to an audit closure plan, to be documented in the audit report issued by such Purchaser.

5.3           Financial Audit.

(a)           Micron reserves the right to have the Joint Venture Company’s books and records related to Pricing of the Conforming Wafers delivered to Micron during both the then current Fiscal Year and the prior Fiscal Year inspected and audited not more than [***] during any Fiscal Year to ensure compliance with Schedule 4.8.  Such audit shall be performed, at Micron’s expense, by an independent Third Party auditor acceptable to both Micron and the Joint Venture Company.  Micron shall provide [***] days advance written notice to the Joint Venture Company of its desire to initiate an audit, and the audit shall be scheduled so that it does not adversely impact or interrupt the Joint Venture Company’s business operations.  If the audit reveals any material discrepancies, Micron or the Joint Venture Company shall reimburse the other, as applicable, for any material discrepancies within [***] days after completion of the audit.  The results of such audit shall be kept confidential by the auditor, and only the discrepancies identified by the audit shall be reported to Micron and the Joint Venture Company.  Notwithstanding the foregoing, auditor reports shall not disclose pricing, or terms of purchase, for any purchases of materials or equipment by the Joint Venture Company, absent written agreement from the respective legal counsel of Micron and the Joint Venture Company.  If any audit reveals a material discrepancy requiring a payment by the Joint Venture Company, Micron may increase the frequency of such audits to [***] for the [***] month period.  If any such audit reveals any discrepancy, the Joint Venture Company shall notify NTC of (i) the existence of such discrepancy, (ii) whether such discrepancy was found in the computation of the [***] and (iii)

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

the aggregate amount of the discrepancy by category (i.e., [***]).  Notwithstanding the foregoing, the Joint Venture Company shall not disclose any Pricing information to NTC to the extent such disclosure would violate Applicable Law.

(b)           NTC reserves the right to have the Joint Venture Company’s books and records related to Pricing of the Conforming Wafers delivered to NTC during both the then current Fiscal Year and the prior Fiscal Year inspected and audited not more than [***] during any Fiscal Year to ensure compliance with Schedule 4.8.  Such audit shall be performed, at NTC’s expense, by an independent Third Party auditor acceptable to both NTC and the Joint Venture Company.  NTC shall provide [***] days advance written notice to the Joint Venture Company of its desire to initiate an audit, and the audit shall be scheduled so that it does not adversely impact or interrupt the Joint Venture Company’s business operations.  If the audit reveals any material discrepancies, NTC or the Joint Venture Company shall reimburse the other, as applicable, for any material discrepancies within [***] days after completion of the audit.  The results of such audit shall be kept confidential by the auditor, and only the discrepancies identified by the audit shall be reported to NTC and the Joint Venture Company.  Notwithstanding the foregoing, auditor reports shall not disclose pricing, or terms of purchase, for any purchases of materials or equipment by the Joint Venture Company, absent written agreement from the respective legal counsel of NTC and the Joint Venture Company.  If any audit reveals a material discrepancy requiring a payment by the Joint Venture Company, NTC may increase the frequency of such audits to [***]for the [***] month period.  If any such audit reveals any discrepancy, the Joint Venture Company shall notify Micron of (i) the existence of such discrepancy, (ii) whether such discrepancy was found in the computation of the [***] for a Delivered JV Product and (iii) the aggregate amount of the discrepancy by category (i.e., [***]).  Notwithstanding the foregoing, the Joint Venture Company shall not disclose any Pricing information to Micron to the extent such disclosure would violate Applicable Law.

(c)           The Joint Venture Company reserves the right to have a Purchaser’s (the “Audited Purchaser’s”) books and records related to the Audited Purchaser’s Pricing Report for both the then current Fiscal Year and the prior Fiscal Year inspected and audited not more than [***]during any Fiscal Year to ensure compliance with Schedule 4.8.  Such audit shall be performed, at the Joint Venture Company’s expense, by an independent Third Party auditor acceptable to both the Joint Venture Company and the Audited Purchaser.  The Joint Venture Company shall provide [***] days advance written notice to the Audited Purchaser of its desire to initiate an audit, and the audit shall be scheduled so that it does not adversely impact or interrupt the Audited Purchaser’s business operations.  If the audit reveals any material discrepancies, the Audited Purchaser or the Joint Venture Company shall reimburse the other, as applicable, for any material discrepancies within [***] days after completion of the audit.  The results of such audit shall be kept confidential by the auditor, and only the discrepancies identified by the audit shall be reported to the Audited Purchaser and the Joint Venture Company.  Notwithstanding the foregoing, auditor reports shall not disclose (i) pricing, or terms of purchase, for any purchases of materials or equipment by the Audited Purchaser, (ii) the back-end assembly (including module and packaging) and testing costs of the Audited Purchaser, or (iii) the terms of sales of Stack DRAM Products by the Audited Purchaser, absent written agreement from the respective legal counsel of the Audited Purchaser and the Joint Venture Company.  If any audit reveals a material discrepancy requiring a payment by the Audited Purchaser, the Joint Venture Company may increase the frequency of such audits to [***] for the

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

subsequent [***] month period.  If any such audit reveals any discrepancy, the Joint Venture Company shall notify the Purchaser that is not the Audited Purchaser of (i) the existence of such discrepancy, (ii) whether such discrepancy was found in the computation of [***] or in [***] or [***] for a Delivered JV Product and (iii) the aggregate amount of the discrepancy by category (i.e., [***]).  Notwithstanding the foregoing, the Joint Venture Company shall not disclose any Pricing information to the Purchaser that is not the Audited Purchaser to the extent such disclosure would violate Applicable Law.

ARTICLE 6
WARRANTY; HAZARDOUS SUBSTANCES; DISCLAIMER

6.1           Warranties.

(a)           Conforming Wafers.  The Joint Venture Company makes the following warranties to the Purchaser of Conforming Wafers hereunder regarding the Conforming Wafers furnished to such Purchaser hereunder, which warranties shall survive any delivery, inspection, acceptance, payment or resale of such Conforming Wafers:

(i)            such Conforming Wafers conform to all agreed Specifications;

(ii)           such Conforming Wafers are free from defects in materials and workmanship; and

(iii)           the Joint Venture Company has the necessary right, title and interest to such Conforming Wafers, and, upon the sale of such Conforming Wafers to the applicable Purchaser, such Conforming Wafers shall be free of liens and encumbrances.

(b)           Secondary Silicon.  ALL SECONDARY SILICON PROVIDED HEREUNDER IS PROVIDED ON AN “AS IS,” “WHERE IS” BASIS WITH ALL FAULTS AND DEFECTS WITHOUT WARRANTY OF ANY KIND.

6.2           Warranty Claims.  Within a period of time, [***] (“Warranty Claim Period”), such Purchaser shall notify the Joint Venture Company if it believes that any Conforming Wafer does not meet the warranty set forth in Section 6.1.  Such Purchaser shall return such Conforming Wafer (or Stack DRAM Product therefrom) to the Joint Venture Company as directed by the Joint Venture Company.  If a Conforming Wafer is determined not to be in compliance with such warranty, then such Purchaser shall be entitled to return such Conforming Wafer (or Stack DRAM Product therefrom) and cause the Joint Venture Company to replace the returned item at the Joint Venture Company’s expense or, at such Purchaser’s option, receive a credit (or, if this Agreement has or is terminating with respect to such Purchaser so that it will not be able to use such credit, a refund) of any monies paid to the Joint Venture Company in respect of such Conforming Wafer, [***].  The basis for such credit (or refund) shall be [***].

6.3           Inspections.  Each Purchaser may, upon reasonable advance written notice, request samples of WIP designated to such Purchaser (or to both Purchaser’s jointly) during production for purposes of determining compliance with the requirements and Specification(s) hereunder, provided that the provision of such samples shall not materially impact the Joint

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

Venture Company’s performance under the Manufacturing Plan or its ability to meet delivery requirements under any accepted Purchase Order.  Any samples provided hereunder shall be:  (a) limited in quantity to the amount reasonably necessary for the purposes hereunder; (b) invoiced and paid for in accordance with Section 4.8; and (c) included in any performance requirements, if any.  The Joint Venture Company shall provide reasonable assistance for the safety and convenience of the requesting Purchaser in obtaining the samples in such manner as shall not unreasonably hinder or delay the Joint Venture Company’s performance.

6.4           Hazardous Substances.

(a)            If Conforming Wafers, Secondary Silicon or Stack DRAM Products provided hereunder include Hazardous Substances as determined in accordance with Applicable Law, the Joint Venture Company shall ensure that its employees, agents and subcontractors actually working with such materials in providing the Conforming Wafers, Secondary Silicon or Stack DRAM Products hereunder to the Purchasers are trained in accordance with Applicable Law regarding the nature of, and hazards associated with, the handling, transportation and use of such Hazardous Substances.

(b)           To the extent required by Applicable Law, the Joint Venture Company shall provide each Purchaser with Material Safety Data Sheets (MSDS) either prior to or accompanying any delivery of Conforming Wafers, Secondary Silicon or Stack DRAM Products to such Purchaser.

(c)           The Joint Venture Company shall indemnify, defend and hold harmless each Purchaser from and against any and all Indemnified Losses suffered or incurred by such Purchaser based on, relating to, or arising under any Environmental Laws and related to the manufacture of Conforming Wafers, Secondary Silicon or Stack DRAM Products by the Joint Venture Company.

6.5           Disclaimer.  [***].

ARTICLE 7
CONFIDENTIALITY; OWNERSHIP

7.1           Protection and Use of Confidential Information.  All information provided, disclosed or obtained in the performance of any of the Parties’ activities under this Agreement shall be subject to all applicable provisions of the Mutual Confidentiality Agreement.  Furthermore, the terms and conditions of this Agreement shall be considered “Confidential Information” under the Mutual Confidentiality Agreement for which each Party is considered a “Receiving Party” under such agreement.  To the extent there is a conflict between this Agreement and the Mutual Confidentiality Agreement, the terms of this Agreement shall control.

7.2           Masks.  Any masks used by the Joint Venture Company in connection with its performance under this Agreement shall be based on Stack DRAM Designs owned by a Purchaser and shall be treated as “Confidential Information” of such Purchaser under the Mutual Confidentiality Agreement.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

7.3           Intellectual Property Ownership.  Ownership of any intellectual property developed by the Joint Venture Company shall be governed by the Technology Transfer Agreement.

ARTICLE 8
INDEMNIFICATION

8.1           General Indemnity.  Subject to Article 9, the Joint Venture Company shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Indemnified Losses based on, or attributable to, [***].

8.2           Indemnification Procedures.

(a)           Promptly after the receipt by any Indemnified Party of a notice of any Third Party Claim that may be subject to indemnification under Section 8.1, such Indemnified Party shall give written notice of such Third Party Claim to the Joint Venture Company, stating in reasonable detail the nature and basis of each allegation made in the Third Party Claim and the amount of potential Indemnified Losses with respect to each allegation, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice shall not relieve the Joint Venture Company from liability on account of this indemnification, except if, and only to the extent that, the Joint Venture Company is actually prejudiced by such failure or delay.  Thereafter, the Indemnified Party shall deliver to the Joint Venture Company, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Joint Venture Company shall have the right to assume the defense of the Indemnified Party with respect to such Third Party Claim upon written notice to the Indemnified Party delivered within [***] days after receipt of the particular notice from the Indemnified Party.  So long as the Joint Venture Company has assumed the defense of the Third Party Claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the Third Party Claim, it being understood that the Joint Venture Company shall pay all reasonable costs and expenses of counsel for the Indemnified Party after such time as the Indemnified Party has notified the Joint Venture Company of such Third Party Claim and prior to such time as the Joint Venture Company has notified the Indemnified Party that it has assumed the defense of such Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Joint Venture Company (not to be unreasonably withheld, conditioned or delayed) and (iii) the Joint Venture Company shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (other than a judgment or settlement that is solely for money damages and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).

(b)           Equitable Remedies.  In the case of any Third Party Claim where the Joint Venture Company reasonably believes that it would be appropriate to settle such Third Party Claim using equitable remedies (i.e., remedies involving future activity), the Joint Venture

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

Company and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(c)           Treatment of Indemnification Payments; Insurance Recoveries.  Any indemnity payment under this Agreement shall be decreased by any amounts actually recovered by the Indemnified Party under Third Party insurance policies with respect to such Indemnified Losses (net of any premiums paid by such Indemnified Party under the relevant insurance policy).  Each Party agrees (i) to use all reasonable efforts to recover all available insurance proceeds and (ii) to the extent that any indemnity payment under this Agreement has been paid by the Joint Venture Company to the Indemnified Party prior to the recovery by the Indemnified Party of such insurance proceeds, the amount of such insurance proceeds actually recovered by the Indemnified Party shall be promptly paid to the Joint Venture Company.

(d)           Certain Additional Procedures.  The Indemnified Party shall cooperate and assist the Joint Venture Company in determining the validity of any Third Party Claim and in otherwise resolving such matters.  The Indemnified Party shall cooperate in the defense by the Joint Venture Company of each Third Party Claim (and the Indemnified Party and the Joint Venture Company agree with respect to all such Third Party Claims that a common interest privilege agreement exists between them), including:  (i) permitting the Joint Venture Company to discuss the Third Party Claim with such officers, employees, consultants and representatives of the Indemnified Party as the Joint Venture Company reasonably requests; (ii) providing to the Joint Venture Company copies of documents and samples of products as the Joint Venture Company reasonably requests in connection with defending such Third Party Claim; (iii) preserving all properties, books, records, papers, documents, plans, drawings, electronic mail and databases of the Joint Venture Company and relating to matters pertinent to the conduct of the Joint Venture Company under the Indemnified Party’s custody or control in accordance with such Party’s corporate documents retention policies, or longer to the extent reasonably requested by the Joint Venture Company; (iv) notifying the Joint Venture Company promptly of receipt by the Indemnified Party of any subpoena or other Third Party request for documents or interviews and testimony; (v) providing to the Joint Venture Company copies of any documents produced by the Indemnified Party in response to or compliance with any subpoena or other Third Party request for documents; and (vi) except to the extent inconsistent with the Indemnified Party’s obligations under Applicable Law and except to the extent that to do so would subject the Indemnified Party or its employees, agents or representatives to criminal or civil sanctions, unless ordered by a court to do otherwise, not producing documents to a Third Party until the Joint Venture Company has been provided a reasonable opportunity to review, copy and assert privileges covering such documents.

ARTICLE 9
LIMITATION OF LIABILITY

9.1           Damages Limitation.  [***].

9.2           Claims Under this Agreement.  THE PARTIES AGREE THAT TO THE EXTENT A CLAIM ARISES UNDER THIS AGREEMENT, THE CLAIM SHALL BE BROUGHT UNDER THIS AGREEMENT.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

9.3           Damages Caps.  [***].

9.4           Exclusions; Mitigation.  Section 9.1 and Section 9.3 shall not apply to Section 6.4(c) or to any Party’s breach of Article 7.  Each Party shall have a duty to use commercially reasonable efforts to mitigate damages for which another Party is responsible.

ARTICLE 10
TERM AND TERMINATION;
SUPPLY OBLIGATIONS FOLLOWING TRIGGERING EVENT

10.1          Term.

(a)            Micron Term.  With respect to Micron, the term of this Agreement (the “Micron Term”) commences on the Closing Date and continues in effect until the first to occur of:

(i)             the date on which Micron and its Subsidiaries sell all of their ordinary shares of the Joint Venture Company pursuant to Section 3.5 of the Joint Venture Agreement; and

(ii)            the date of [***].

(b)           NTC Term.  With respect to NTC, the term of this Agreement (the “NTC Term”) commences on the Closing Date and continues in effect until the first to occur of:

(i)             the date on which NTC and its Subsidiaries sell [***] of the Joint Venture Company pursuant to Section 3.5 of the Joint Venture Agreement; and

(ii)            the date of [***].

10.2          Termination.  This Agreement [***] (a) by Micron [***]. (b) by NTC[***], or (c) by the Joint Venture Company [***].

10.3          Joint Venture Company Requirements at Termination.

(a)            Within [***] days after the end of the Micron Term, the Joint Venture Company:

(i)             shall destroy all production masks obtained for or on behalf of Micron pursuant to Section 2.4; and

(ii)            shall (A) destroy all copies and other embodiments of any process technology or information provided to the Joint Venture Company by Micron, or any portion thereof, in whatever form received, reproduced or stored, (B) certify to Micron that such destruction is complete, and (C) cease all use of the process technology or information provided to the Joint Venture Company by Micron.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

(b)            Within [***] days after the end of the NTC Term, the Joint Venture Company:

(i)             shall destroy all production masks obtained for or on behalf of NTC pursuant to Section 2.4; and

(ii)            shall (A) destroy all copies and other embodiments of any process technology or information provided to the Joint Venture Company by NTC, or any portion thereof, in whatever form received, reproduced or stored, (B) certify to NTC that such destruction is complete, and (C) cease all use of the process technology or information provided to the Joint Venture Company by NTC.

10.4          Survival.

(a)            Survival of Provisions Applicable to All Parties.  Termination of this Agreement with respect to either Purchaser shall not affect any of the Parties’ respective rights accrued, or obligations owed, before such termination, including any rights or obligations of the Parties in respect of any accepted Purchase Orders existing at the time of such termination.  In addition, the following shall survive termination of this Agreement with respect to either Purchaser for any reason: Sections 2.8, 6.1, 6.2, 6.4(c) and 6.5, and Articles 4, 7, 8, 9, 10 and 11.

(b)            Survival of the Agreement for Non-Terminating Parties.  Upon the termination of this Agreement with respect to Micron as a result of the expiration of the Micron Term, this Agreement shall remain in full force and effect as between NTC and the Joint Venture Company.  Upon the termination of this Agreement with respect to NTC as a result of the expiration of the NTC Term, this Agreement shall remain in full force and effect as between Micron and the Joint Venture Company.

ARTICLE 11
MISCELLANEOUS

11.1          Force Majeure Events.  The Parties shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by a Force Majeure Event. A Force Majeure Event shall operate to excuse a failure to perform an obligation hereunder only for the period of time during which the Force Majeure Event renders performance impossible or infeasible and only if the Party asserting Force Majeure as an excuse for its failure to perform has provided written notice to, in the event of an assertion by Micron or NTC, the Joint Venture Company and, in the event of an assertion by the Joint Venture Company, Micron and NTC specifying the obligation to be excused and describing the events or conditions constituting the Force Majeure Event.

11.2          Specific Performance.  The Parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Parties agree that any damages available under the indemnification provisions or at law for a breach of this Agreement would not be an adequate remedy.  Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

11.3          Assignment.  [***]

11.4          Compliance with Laws and Regulations.  Each of the Parties shall comply with, and shall use reasonable efforts to require that its respective subcontractors comply with, Applicable Laws relating to this Agreement and the performance of such Party’s obligations hereunder.

11.5          Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight or recognized international carrier or when delivered by hand, or (c) delivery in person, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):

In the case of the Joint Venture Company.

MeiYa Technology Company 5F, No. 201-36 Dunhua N. Road, Songshan District Taipei City, Taiwan, ROC

In the case of Micron Technology, Inc.:

Micron Technology, Inc. 8000 S. Federal Way Mail Stop 1-507 Boise, ID 83716 Attn: General Counsel Facsimile: (208) 368-4537

In the case of NTC:

Nanya Technology Corporation Hwa-Ya Technology Park 669 Fuhsing 3 RD. Kueishan Taoyuan, Taiwan, ROC Attn: Legal department Facsimile: 886-3-396-2226

11.6          Waiver.  The failure at any time of a Party to require performance by another Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by another Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

11.7          Severability.  Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force and effect in all other respects.  Should any provision of this Agreement be or become ineffective because of changes in Applicable Laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby.  If such circumstances arise, the Parties shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

11.8          Third Party Rights.  Nothing in this Agreement, whether express or implied, is intended, or shall be construed, to confer, directly or indirectly, upon or give to any Person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

11.9          Amendment.  This Agreement may not be modified or amended except by a written instrument executed by, or on behalf of, each of the Parties.

11.10        Entire Agreement.  This Agreement, together with the Schedules hereto and the agreements and instruments expressly provided for herein (including the Mutual Confidentiality Agreement), constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.

11.11        Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the ROC, without giving effect to its conflict of laws principles.

11.12        Jurisdiction; Venue.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Taipei District Court, located in Taipei, Taiwan, and each of the Parties hereby consents and submits to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

11.13                      Headings.  The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

11.14                      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.15                      Insurance.  Without limiting or qualifying the Joint Venture Company’s liabilities, obligations or indemnities otherwise assumed by the Joint Venture Company pursuant to this Agreement, the Joint Venture Company shall at all times, for so long as this Agreement remains in effect (and notwithstanding any termination of the Joint Venture Agreement), maintain in

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

effect insurance of the types and in the amounts set forth on Appendix I of the Joint Venture Agreement.  Such insurance coverage may be provided through the coverage under one or more insurance policies maintained by Micron or NTC.

 [Signature page follows]

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

IN WITNESS WHEREOF, this Agreement has been duly executed by, and on behalf of, the Parties as of the Closing Date.

JOINT VENTURE COMPANY
By:	/s/ Pei Ing Lee
Name: Pei Ing Lee
Title: Chairman

MICRON TECHNOLOGY, INC.
By:	/s/ D. Mark Duncan
Name: D. Mark Durcan
Title: President and Chief Operating Officer

NANYA TECHNOLOGY CORPORATION
By:	/s/ Jih Lien
Name: Jih Lien
Title: President

THIS IS THE SIGNATURE PAGE FOR THE SUPPLY AGREEMENT ENTERED
INTO BY AND BETWEEN MICRON, NTC AND
JOINT VENTURE COMPANY

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

SCHEDULE 4.8

PRICE

The Parties agree that the “Price” of any Conforming Wafer shall be calculated, by [***], in the following manner:

Price = [***].

where, the components of such calculation, and the related terms, have the meanings set forth below.  An example of the Price calculation is set forth on Attachment 1 to this Schedule 4.8.

[***]

DLI-6195504v3

NTC/MICRON CONFIDENTIAL

ATTACHMENT 1

EXAMPLE OF PRICE CALCULATION

[***]

DLI-6195504v3